Exhibit 10.1

EARNOUT AGREEMENT

This EARNOUT AGREEMENT (this “Agreement”) is entered into December 31, 2024 by and between WiSA Technologies, Inc., a Delaware corporation (the “Company”) and Data Vault Holdings Inc., a Delaware corporation (the “Beneficiary,” and together with the Company, the “Parties”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Purchase Agreement (as defined below).

WHEREAS, the Parties are entering into this Agreement pursuant to that certain asset purchase agreement, dated as of September 4, 2024, as amended from time to time (the “Purchase Agreement”), by and between the Company and the Beneficiary.

WHEREAS, as part of the transactions contemplated in the Purchase Agreement, the Beneficiary shall be entitled to certain payments as set forth in the Purchase Agreement based upon the revenue generated from or otherwise attributable to any patent rights included in the Acquired Assets.

WHEREAS, the Beneficiary and the Company have agreed that calculation and payment of such earnout amounts is to be made in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the respective covenants and provisions contained herein, the Beneficiary and the Company agree as follows:

1.	Definitions.

“Commencement Date” means January 1, 2025.

“Earnout Amount” means, with respect to each Earnout Period, an amount equal to 3% of the Net Revenue for such Earnout Period.

“Earnout Payment” means each payment made pursuant to Section 2 below for the applicable Earnout Period.

“Earnout Period” means each quarterly period ending March 31, June 30, September 31 or December 31 from and after the Commencement Date until and including the quarterly period in which the Term expires.

“Net Revenue” means, for any period, the gross revenue of the Company (including its subsidiaries and affiliates) generated from or otherwise attributable to any products and/or services incorporating or otherwise utilizing the Patent Rights, subject to customary deductions calculated in accordance with GAAP, consistently applied, and as set forth on Exhibit B, and consistent with the Company’s accounting policies and past practices.

“Net Revenue Statement” shall have the meaning assigned to such term in Section 3(a).

“Patent Rights” means all rights, to the extent not expired, in and to any national, regional and international issued patents and patent applications included in the Acquired Assets.

“Term” means the period commencing as of the Closing Date and ending upon the expiration of the last to expire of the Patent Rights, as set forth in Exhibit A.

2.	Earnout Payments.

(a)           Payment of Earnout Payments.

(i)            For each Earnout Period during the Term, the Company shall pay the Earnout Amount with respect to such Earnout Period (each such payment, an “Earnout Payment”), by wire transfer of immediately available funds to one or more bank accounts designated by the Beneficiary, within 10 Business Days following the date that the Earnout Amount for such Earnout Period becomes final and binding in accordance with Section 3. The Parties agree to negotiate in good faith on any reasonable and good faith requests by a Party to adjust the methodology of calculating Net Revenue with respect to any specific product and/or service incorporating or otherwise utilizing the Patent Rights.

(ii)           The Beneficiary shall not be entitled to any interest on any payments under this Agreement.

(b)           Right of Setoff. The Company shall have the right to withhold and set off against any amount owed by the Beneficiary to the Company under the Purchase Agreement.

3.	Net Revenue Statement; Dispute Resolution.

(a)           As promptly as practicable, but in no event more than 30 Business Days following the end of the Earnout Period with respect to the first three Earnout Periods of the fiscal year, and in no event more than 45 Business Days following the end of the Earnout Period with respect to the last Earnout Period of the fiscal year, the Company shall prepare or cause to be prepared and delivered to the Beneficiary a written statement setting forth the Company’s good faith calculation of Net Revenue and the Earnout Amount for such Earnout Period, together with reasonable supporting documentation used in making such determination (the “Net Revenue Statement”). During the 10 Business Days immediately following the Beneficiary’s receipt of the Net Revenue Statement and during the period in which any dispute with respect thereto is pending and unresolved, the Company shall provide the Beneficiary reasonable access during normal business hours to such books and records of the Company as the Beneficiary may reasonably request in order to review and verify the Company’s calculation of Net Revenue and the Earnout Amount as set forth in the Net Revenue Statement, and the Company shall use its commercially reasonable efforts to cooperate, and to cause employees, accountants and other representatives to cooperate, with and promptly respond to such requests. The Earnout Amount set forth in such Net Revenue Statement shall become final and binding upon the Parties if (i) the Beneficiary notifies the Company in writing of its acceptance of the Net Revenue Statement or (ii) the Beneficiary has not given written notice to the Company of any objections to the Net Revenue Statement, setting forth in reasonable detail the basis for such objections (an “Objection Notice”), within 10 Business Days following the Beneficiary’s receipt thereof.

(b)           The Company and the Beneficiary shall attempt in good faith to resolve any objections set forth in an Objections Notice. If the Company and the Beneficiary fail to resolve such dispute within 20 Business Days after the Company’s receipt of such Objection Notice (or such longer period as mutually agreed upon by the Company and the Beneficiary), then any such dispute may thereafter be referred by either Party for resolution to the Independent Accountant. The Company and the Beneficiary shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary to cooperate with the Independent Accountant in its resolution of the dispute. The determination of the Independent Accountant shall be made as promptly as practicable and shall be final, binding and conclusive on the Parties. The fees and expenses of the Independent Accountant incurred in resolving the dispute shall be borne by the Beneficiary, unless the final determination of Net Revenue, after resolution of such dispute, exceeds the Company’s calculation of Net Revenue set forth on the Net Revenue Statement by more than 5%, in which case such fees and expenses shall be borne by the Company.

4.	Management of the Business.

(a)           Subject to applicable law and the provisions of this Section 4, the rules and regulations of Nasdaq and the Company’s obligations to its shareholders, the Company shall be entitled to do any act (or refrain therefrom) in the conduct of its business; provided, however, that the such action (or determination not to act) is in good faith, consistent with reasonable business practices and the Company reasonably considers such action (or determination not to act) to be necessary and not for the purpose of adversely affecting or impairing the ability of the Company’s business to maximize the Earnout Amount.

(b)           Notwithstanding anything to the contrary contained herein, during the Term, the Company:

(i)            shall maintain a financial record keeping system that enables the Company to separately and accurately account for Net Revenue for the purposes of determining the Earnout Payments hereunder;

(ii)           shall devote and allocate sufficient amount of capital, personnel, technical and financial resources as is commercially reasonable and appropriate for the operation of the Company’s business; and

(iii)          shall not sell, exclusively license, exchange or otherwise transfer, directly or indirectly, in one transaction or a series of related transactions, any Acquired Assets with respect to the Patent Rights (a “Sale”) to any third party (a “Successor”), unless (A) the Company receives three percent (3%) of the gross proceeds of such Sale (including any deferred or contingent proceeds of such Sale), and (B) the Company pays or causes to be paid to the Beneficiary all Earnout Payments that have become due and payable under this Agreement prior to the consummation of such Sale.

5.	Miscellaneous.

(a)           Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements, or representations by or between the Parties, written (including electronic) or oral, which may have related to the subject matter hereof in any way.

(b)           Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Party shall assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that (i) the Company may assign this Agreement or any of its rights, interests, or obligations hereunder to any of its Affiliates without the approval of the Beneficiary, provided, that (A) such Affiliate has expressly agreed in writing to assume all obligations of the Company under this Agreement and (B) notwithstanding any such assignment, the Company shall guarantee the payment obligations hereunder, and (ii) the Beneficiary may assign this Agreement or any of its rights, interests, or obligations hereunder to a trust established for the benefit of such shareholders without the approval of the Company.

(c)           Counterparts. This Agreement may be executed in two or more counterparts, and by the Parties in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

(d)           Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(e)           Governing Law. All questions concerning the construction, validity, and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the Parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the state or federal courts of the State of Delaware for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation, proceeding or action relating thereto except in such courts). Each of the Parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby in the state or federal courts of the State of Delaware and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation, proceeding or action brought in any such court has been brought in an inconvenient forum. Each Party hereto hereby consents to process being served in any such litigation by the mailing of a copy thereof to the address set forth in Section 5(h) below and agrees that such service upon receipt shall constitute good and sufficient service of process or notice thereof. Nothing in this Section 5(e) shall affect or eliminate any right to serve process in any other manner contemplated by applicable Law.

(f)            Amendments and Waivers. This Agreement may be amended and any provision of this Agreement may be waived only if such amendment or waiver is set forth in a writing executed by each of the Parties. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend, or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

(g)           Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

(h)           Notices. All notices, demands, and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given, (a) when received if given in person, (b) on the date of electronic confirmation of receipt if sent by e-mail or other wire transmission, (c) three days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, or (d) one day after being deposited with a reputable overnight courier. Notices, demands, and communications to the Parties shall, unless another address is specified in writing, be sent to the address or facsimile number indicated below:

Notices to Beneficiary:

Data Vault Holdings Inc.

48 Wall Street, Floor 11

New York, NY 10005

Attention: Nathaniel Bradley, CEO

with a copy to:

Mitchell Silberberg & Knupp LLP

437 Madison Ave., 25th Floor

New York, NY 10022

Attention: Blake Baron

Notices to the Company:

WiSA Technologies, Inc.

15268 NW Greenbrier Pkwy

Beaverton, Oregon 97006

Attention:  Brett Moyer

with a copy to:

Sullivan & Worcester LLP

1251 Avenue of Americas

New York, NY 10020

Attention: David Danovitch

(i)            Expenses. Except for payments to the Independent Accountant, if any, pursuant to Section 3(b), all costs and expenses (including, without limitation, legal fees and expenses) incurred in connection with this Agreement shall be paid by the Party incurring such costs and expenses, provided, however, that in any collection action brought to enforce the Company’s obligation to make an Earnout Payment pursuant to Section 2(a)(i) with respect to an Earnout Payment finally determined in accordance with Section 3, the prevailing party shall be entitled to reasonably attorneys’ fees and any other costs incurred in that proceeding in addition to any other relief to which it is entitled.

(j)            Incorporation of Exhibits. The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

(k)           Construction.

(i)            All references in this Agreement to “dollars” or “$” shall mean United States dollars;

(ii)           When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

(iii)          Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(iv)          The words “hereof” “hereby” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(v)           The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(vi)          A reference to any Party to this Agreement or any other agreement or document shall include such Party’s permitted successors and permitted assigns.

(vii)         A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(viii)        The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

WISA TECHNOLOGIES, INC.

By:	/s/ Brett Moyer
Name:	Brett Moyer
Title:	Chief Executive Officer

DATA VAULT HOLDINGS INC.

By:	/s/ Nathaniel Bradley
Name:	Nathaniel Bradley
Title:	Chief Executive Officer